                                                                  Exhibit (g)(2)

               FORM OF CUSTODIAN SERVICE AND MONITORING AGREEMENT

                  THIS AGREEMENT made as of the ___ day of ____________, 2001 by and among PILGRIM EQUITY TRUST ("Fund"), MBIA INSURANCE CORPORATION ("MBIA") and STATE STREET BANK AND TRUST COMPANY ("State Street").

                  WHEREAS, the Fund intends to establish a separate series of the Fund, Pilgrim Principal Protection Fund ("Series"), with an obligation by the Fund, on behalf of the Series, that on a date certain (the "Guarantee Maturity Date"), each shareholder of the Series will be entitled to redeem each of his or her shares for an amount no less than the Guarantee per Share, the calculation of which is described in the Fund's Registration Statement ("Repayment Obligation"); and

                  WHEREAS, the Fund, on behalf of the Series, has entered into a Financial Guaranty Agreement with MBIA (the "Financial Guaranty Agreement") whereby MBIA will issue a policy to support the Repayment Obligation ("Policy"); and

                  WHEREAS, in connection therewith, the Fund intends to open custody accounts with State Street under the terms of the Custodian Agreement (the "Custodian Agreement") between the Fund, formerly known as Northstar Equity Trust, and State Street dated as of August 20, 1998, as amended, on behalf of the Series, to hold the Series' portfolio investments; and

                  WHEREAS, under the terms of the Financial Guaranty Agreement, in consideration of MBIA's issuing the Policy, the Fund, on behalf of the Series, has agreed to a particular investment strategy and to provide an arrangement whereby trades executed for the Series through the Guarantee Maturity Date will be monitored for conformity with certain guidelines; and

                  WHEREAS, the Fund and MBIA wish for State Street to provide investment monitoring services in respect of the Series, and State Street is willing to perform such services upon the following terms and conditions; and

                  WHEREAS, the Fund and MBIA wish for State Street to provide trade execution services in respect of the Series, and State Street is willing to perform such services upon the following terms and conditions.

                  NOW THEREFORE, in consideration of the premises and other good and valuable consideration the parties hereto agree to the following:

1.                Construction.

                  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning sometimes represented by the phrase "and/or." The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule; exhibit and attachment references are to this Agreement unless otherwise specified.

2.                Custody and Monitoring Services.

                  The Fund, on behalf of the Series, will open with State Street one or more custody account(s) designated "Series" (such designated custody account(s) hereinafter referred to as "Series Account"). The Series Account will contain the appropriate designation in its title and will be operated subject to the terms of the Custodian Agreement between State Street and the Fund. State Street will monitor the assets delivered to each Series Account for conformity with the guidelines set forth in Schedule B attached hereto entitled Conforming Assets Guidelines (the "Guidelines"). For purposes of this Agreement, State Street will only be responsible for performing conforming assets tests on assets that are traded through the Series Accounts and shall not be responsible for monitoring the continuing compliance with the Guidelines of assets held in the Series Accounts. In order to carry out the conforming assets tests, State Street will rely on the trade information that State Street receives from the Fund on behalf of the Series and from broker confirmations tendered by brokers to State Street through The Depository Trust Company's Institutional Delivery Confirmation System ("DTC ID"). Such trade information must be complete, properly formatted and provided to State Street in a timely manner. State Street shall perform the conforming asset tests with respect to each asset added to the Series Account promptly after receipt of the related trade information and in any event within one business day of such receipt by State Street. If by applying the conforming assets tests to the Series Accounts an instance of noncompliance with the Guidelines is noted, State Street will notify MBIA and the Fund promptly of such noncompliance in writing via facsimile transmission. Once State Street has notified the Fund and MBIA as to the existence of noncompliance, State Street shall have no further obligation or duty to the Fund, the Series or MBIA to monitor the trade, or to report its cure.

         3. Notification of Event of Default/Trade Execution/Cure
Notice/Obligation to Reject Trades.

                  If MBIA notifies State Street, by giving a written notice to State Street, with a copy to the Fund, substantially in the format of Exhibit 1 hereto, that an Event of Default under the Financial Guaranty Agreement has occurred and remains uncured ("Event of Default

Notice"), State Street will promptly confirm receipt of such notice, via phone contact and facsimile to the Fund.

                  After or concurrently with State Street's receipt of an Event of Default Notice and until the end of the related DK Period (as defined below), MBIA shall be entitled to deliver to State Street (with a copy to the Fund) trade instructions in the format of Attachment 1 to Exhibit 1 (for manual trade instructions) or in the format of Attachment 2 to Exhibit 1 (for electronic instructions) with respect to the Series Account. MBIA shall deliver to State Street, with a copy to the Fund, a written notice of the cure of such default, substantially in the format of Exhibit 2 hereto, promptly upon the occurrence of such cure (the "Cure Notice").

                  From 12:01 a.m. eastern time on the Business Day (defined as a day upon which the New York Stock Exchange is open for trading and is not a Saturday or Sunday, and is neither a legal holiday nor a day on which banking institutions are generally authorized or obligated by law or regulation to close) immediately following the day upon which State Street receives an Event of Default Notice from MBIA until 12:01 a.m. eastern time on the Business Day immediately following the day upon which State Street receives a Cure Notice from MBIA (a "DK Period"), State Street shall reject and not act upon any trade instructions issued directly by the Fund (or its investment adviser) for the Series Account. With respect to the Series Account, State Street shall, upon the termination of a DK Period, revert to its normal method of accepting trade instructions from the Fund (or its investment adviser) as governed by the Custodian Agreement. Nothing herein shall be construed as authorizing State Street to reject for settlement securities transactions for which trade instructions were issued prior to 12:01 am. eastern time on the Business Day immediately following the day on which State Street receives an Event of Default Notice.

                  From the time State Street receives an Event of Default Notice through the end of the related DK Period, State Street is irrevocably authorized and instructed (i) to act upon any and all trade instructions delivered by MBIA and (ii) to execute the transactions set forth in such instructions through a broker or dealer selected by State Street for the Series Account. State Street will promptly notify the Fund, with a copy to MBIA, of trades executed as a result of instructions received by MBIA. Such notification will be made via transmission of a trade execution file to the extent possible (substantially in the format of Exhibit 5), by close of business on the date such trades are executed.

4.                Delivery of Documents.

                  The Fund and MBIA will promptly furnish to State Street such copies, properly certified or authenticated, of documents and other related information that State Street may reasonably request or require to properly discharge its duties herein.

5.                Fees and Expenses.

                  (a) As compensation for the services rendered to the Fund and MBIA pursuant to this Agreement, the Fund, on behalf of the Series, shall pay State Street monthly fees determined as set forth in Schedule A hereto. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. The Fund and State Street may agree, from time to time, to a change to the fees set forth in Schedule A. Upon any termination of the provision of services under this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

                  (b) The Fund may request additional services, additional processing, or special reports, with such specifications and requirements documentation as may be reasonably required by the Fund or by State Street. If State Street elects to provide such services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges.

                  (c) All fees, out-of-pocket expenses, or additional charges of State Street shall be billed on a monthly basis and shall be due and payable by the Fund, on behalf of the Series, upon receipt of the invoice.

                  (d) State Street will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Charges remaining unpaid thirty (30) days after receipt of such statement (with the exception of specific amounts which may be contested in good faith by the Fund) shall bear interest in finance charges equivalent to State Street's Prime Rate as announced from time to time plus two (2) percent per annum and all costs and expenses of effecting collection of any such sums, including reasonable attorneys' fees, shall be paid by the Fund, on behalf of the Series, to State Street.

                  (e) In the event that the Fund, on behalf of the Series, is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which may be contested in good faith by the Fund), this Agreement may be terminated upon sixty (60) days' written notice to the Fund and MBIA by State Street. The Fund must notify State Street in writing of any contested amounts, with a copy to MBIA, within thirty (30) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated. MBIA reserves the right to pay the delinquent amounts thereby eliminating State Street's right to terminate the Agreement under this subsection.

         6. Limitation of Liability and Indemnification

                  (a) In undertaking the performance of its obligations hereunder, State Street shall not be liable for any loss, damage or expense suffered by the Fund, the Series or MBIA in connection with the matters to which this Agreement relates or the services provided hereunder except for general damages solely caused by or resulting from willful misfeasance, bad faith or negligence on the part of State Street, its officers, employees or agents, in the performance of its or their duties under this Agreement. "General damages" means only those damages as directly and necessarily result from such act or omission without reference to any special conditions or circumstances of the Fund, the Series or MBIA. In no event shall State Street be liable for any indirect, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if State Street has been advised of the likelihood of such losses or damages and regardless of the form of action through which any such losses or damages may be claimed.

                  (b) State Street shall not be responsible for, and the Fund shall indemnify and hold State Street, its officers, employees and agents (collectively "State Street and its agents") harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, incurred by State Street or its agents in the performance of its/their duties hereunder, including but not limited to those arising out of or attributable to:

                           (i) any and all actions of State Street and its
                  agents required to be taken pursuant to this Agreement;

                           (ii) the reliance on or use by State Street and/or
                  its agents of information, records, or documents which are received by State Street and/or its agents and furnished to it or them by or on behalf of the Fund, the Series or MBIA in accordance with this Agreement, and which have been prepared or maintained by the Fund, the Series or MBIA or any third party on behalf of either the Fund, the Series or MBIA;

                           (iii) the Fund's or MBIA's refusal or failure to
                  comply with the terms of this Agreement or any agreement between the Series, the Fund and MBIA relating to the matters herein, or the Fund's, the Series', or MBIA's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                           (iv) any delays, inaccuracies, errors in or omissions
                  from information or data provided to State Street or its agents by MBIA or the Series or the Fund or provided to State Street or its agents by data or corporate action services or vendors;

                           (v) the offer or sale of shares by the Fund, the
                  Series or MBIA in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation any stop order or other determinations or ruling by any federal agency or any state agency with respect to the offer or sale of such shakes in such state (1) resulting from activities, actions, or omissions by the Fund, the Series or MBIA, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund, the Series or MBIA prior to the effective date of this Agreement;

                           (vi) all actions, omissions, or errors caused by
                  third parties to whom State Street, its agents, the Fund on behalf of the Series, or MBIA has assigned any rights and/or delegated any duties under this Agreement at the request of or as required by the Fund or MBIA; and

                           (vii) State Street and its agents acting upon
                  electronic or written trade instructions given by MBIA pursuant to Section 3;

provided that, in no event shall State Street or its agents be indemnified for its or their negligence, bad faith or willful misfeasance in carrying out its or their duties hereunder.

                  (c) MBIA shall indemnify and hold State Street, and its agents harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, incurred by State Street and its agents insofar as such losses, damages or costs arise out of, or are based upon, wrongful exercise by MBIA of its rights under the Financial Guaranty Agreement to give instructions to State Street pursuant to Section 3 hereof; provided that, in no event shall State Street or its agents be indemnified for its or their negligence, bad faith or willful misfeasance in carrying out its duties hereunder.

                  (d) In performing its services hereunder, State Street and its agents shall be entitled to rely only on written instructions (oral instructions are not permitted), notices or other communications, including electronic transmissions, bearing or purporting to bear the manual or facsimile signature of any person from the Series, the Fund or MBIA (an "Authorized Person") named, and in the capacity identified, in lists (naming those persons who may authorize the transactions in Sections 2 and 3) which are attached hereto as Exhibit 3 (for the Fund) and Exhibit 4 (for MBIA). Any changes to such lists will be furnished to State Street from time to time in writing and given in the manner set forth in Section 13 hereof and will be signed by an officer of either the Fund or MBIA, as appropriate, who shall provide State Street with evidence of his or her authority to make such changes. Each of the Fund, in Exhibit 3, and MBIA, in Exhibit 4, will provide State Street with authenticated specimen signatures of each Authorized Person, and each of the Fund, on behalf of the Series, and MBIA shall indemnify State Street and its agents for any loss or expense caused by reliance upon such authenticated specimen signatures which State Street and its agents acting in good faith believe to be genuine, valid and authorized, and shall be indemnified by each of the Fund and MBIA as appropriate for any loss or expense caused by such reliance. In addition, in performing its services hereunder, State Street and its agents also shall be entitled to consult with and rely on the advice and opinions of legal counsel retained by State Street or the Fund or MBIA, as necessary or appropriate, including State Street's in-house counsel, and State Street shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

                  (e) In the event that State Street or its agents shall receive instructions, claims or demand from the Fund, the Series, or MBIA which, in State Street's opinion, conflict with any of the provisions of this Agreement, State Street shall notify the Fund, the Series, or MBIA, as the case may be, of such conflict and shall be, entitled to refrain from taking any action and its sole obligation shall be to keep safely all assets in the Series Account until it shall receive instructions, claims or demands from such party which, in State Street's opinion, conform to the provisions of this Agreement.

                  (f) The duties and responsibilities of State Street hereunder shall be determined solely by the express provisions of this Agreement, except that the settlement and safekeeping of assets in the Series Account shall be governed by the terms of the Custodian Agreement between State Street and the Fund. Should there be any conflict between the terms of the Custodian Agreement and the terms of this Agreement regarding the services set forth in Section 3 of this Agreement, the terms of this Agreement shall govern.

                  (g) State Street shall have no responsibility to make recommendations with respect to the purchase, retention or sale of assets relating to the Series Account or to maintain any insurance on assets in the Series Account for the benefit of MBIA or the Series.

                  (h) State Street shall have no responsibility for any act or omission, or for the solvency or insolvency, or notice to State Street or any of its affiliates or agents of the solvency or insolvency, of any broker (other than a State Street affiliate selected by State Street pursuant to Section 3 hereof to execute the trade instructions provided by MBIA).

                  (i) Any liability of the Fund under this Agreement with respect to the Series, or in connection with the transactions contemplated herein with respect to the Series, shall be discharged only out of the assets of the Series, and no other series of the Fund shall be liable with respect thereto.

         7. Term.

                  This Agreement shall become effective immediately and shall terminate on the earlier of the termination date under the Custodian Agreement or [___________, 2006], unless earlier terminated by any party hereto on 90 days' written notice to the other parties. Upon termination of this Agreement, the Fund, on behalf of the Series, shall pay to State Street such compensation and any out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.

         8. Representations.

                  (a) The Fund, on behalf of the Series, represents and warrants that the Fund has directed the Series' investment adviser to comply with the Guidelines and purchase for such accounts only assets conforming to the Guidelines.

                  (b) Each of the parties hereto represents and warrants that:
(i) it has the legal right, power and authority to execute; deliver and perform this Agreement and to carry out all of the transactions contemplated hereby;
(ii) it has obtained all necessary authorizations, (iii) the execution, delivery and performance of this Agreement and the carrying out of any of the transactions contemplated hereby will not be in conflict with, result in a breach of or constitute a default under any agreement or other instrument to which it is a party or which is otherwise known to it; (iv) it does not require the consent or approval of any governmental agency or instrumentality, except any such consents and approvals which it has obtained; and (v) the execution and delivery of this Agreement by it will not violate any law, regulation, charter, by-law, order of any court or governmental agency or judgment applicable to it.

         9. Notices.

                  Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile or other electronic system acceptable to State Street, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the others):

                  If to the Fund or the Series:

                           Pilgrim Equity Trust
                           7337 E. Doubletree Ranch Road
                           Scottsdale, AZ  85258
                           Attention: Kimberly A. Anderson, Vice President
                                        and Secretary
                           Phone:    (480) 477-2670
                           Fax:     (480) 477-2744

                  If to MBIA:
                           MBIA Insurance Corporation
                           113 King Street
                           Armonk, New York 10504
                           Attention:  Mr. Louis G. Lenzi
                           Phone:   (914) 765-3920
                           Fax:     (914) 765-3161

                  If to State Street:
                           801 Pennsylvania Avenue
                           Kansas City, MO  64105
                           Attention:  Matthew Hawthorne, Fund Manager
                           Phone:   (816) 871-9135
                           Fax:     (816) 871-9650

         10. Waiver.

                  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

         11. Amendments.

                  This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the parties.

         12. Severability.

                  If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all others persons and circumstances.

         13. Governing Law.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to laws as to conflicts of laws, and shall be binding on all the parties hereto and their respective successors and assigns. The Fund, MBIA and State Street hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State and County of New York for the purposes of any suit, action or other proceedings arising out of this Agreement. The Fund, MBIA and State Street hereby irrevocably waive any objection on the ground of venue, forum non conveniens, or any similar grounds, and irrevocably consent to service of process by mail or in any manner permitted by New York law, and irrevocably waive their respective rights to any jury trial. The headings of the sections hereof are included for convenience of reference only and do not form a part of this Agreement.

         14. Benefit of the Parties.

                  This Agreement is for the exclusive benefit of the parties hereto and shall not be relied upon by or create any beneficial interest in any person not a party hereto including any shareholders of the Fund.

         15. Counterparts:

                  This Agreement may be executed by the parties in a number of counterparts each of which shall be an original and together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

PILGRIM EQUITY TRUST                            MBIA INSURANCE CORPORATION

By:                                             By:
    -----------------------------------             ----------------------------

Name:  Robert S. Naka                           Name:
      ---------------------------------               --------------------------

Title:  Senior Vice President                   Title:
       --------------------------------                -------------------------



STATE STREET BANK AND TRUST COMPANY

By:
    -----------------------------------

Name:  W. Andrew Fry
      ---------------------------------

Title:   Senior Vice President
       --------------------------------

                                   SCHEDULE A

                                FEES AND EXPENSES

For the services rendered under this Agreement; the Fund shall pay to State
Street:


[------------------]

                                   SCHEDULE B

                          CONFORMING ASSETS GUIDELINES

State Street will utilize Open Bloomberg to perform the Conforming Assets Guideline review. In the event a security rating is not available on Open Bloomberg, State Street will apply the rating from Moody's and Standard & Poors, if available. If not, State Street will use the issuer's long-term debt rating for monitoring purposes.


Equity Asset Test

- Equity securities of any company included in the S&P 500 Index, as published by FactSet Data Systems, Inc. or by S&P

- Forward contracts on the S&P 500 Index, as traded on the Chicago Mercantile Exchange


Fixed Income Assets Test

- U.S. Treasury or Agency Zeroes maturing on, or within 90 days preceding, the Guarantee Maturity Date

- Non-callable corporate debt securities, maturing within 3 years (preceding or following) of the Guarantee Maturity Date and having a rating of at least AA- by S&P or Aa3 by Moody's

- if both Moody's and S&P have issued a rating thereon, such rating shall be no less than Aa3/AA-

-        U.S. Treasury Futures


Cash and Cash Equivalents Test

-        Cash and

- the following short-term securities with remaining maturities of 180 days or less:

         - (1) direct obligations of, and obligations fully guaranteed as to full and timely payment by the full faith and credit of, the United States of America, excluding U.S. Treasury and Agency Zeroes

         - (2) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any state thereof; provided that at the time of investment therein the commercial paper or other short-term unsecured debt obligations thereof shall be rated at least A-1 by S&P or P-1 by Moody's

         - (3) bankers acceptances issued by any depository institution or trust company referred to in clause (2) above and

         - (4) commercial paper having at the time of the investment therein a rating of at least A-1 by S&P or P-1 by Moody's

                                    EXHIBIT 1

                             EVENT OF DEFAULT NOTICE


[Date]

[Addressee State Street]

         Re:      Event of Default

Pursuant to Section 3 of the Custodian Service and Monitoring Agreement (the "Agreement") dated____________ among Pilgrim Equity Trust ("Fund"), State Street Bank and Trust Company ("State Street") and MBIA Insurance Corporation ("MBIA"), please be advised that an Event of Default, as defined in Section 4.1(___) relating to a default under [Section 3.____ of] (1) the Financial Guaranty Agreement dated among the Fund and MBIA, has occurred and [remains uncured. Please reject and do not act upon any trade instructions for the settlement of securities issued directly by the Series Fund (or its investment adviser or its sub-adviser) for the Pilgrim Principal Protection Fund Account # _________.] or [was cured on the date hereof, as indicated in a Cure Notice dated the date hereof].(2) Please have the following trades listed on the attached Trade instructions executed in respect of Pilgrim Principal Protection Fund.

MBIA Insurance Corporation



By:
Title:

copy:    Pilgrim Equity Trust
         7337 E. Doubletree Ranch Road
         Scottsdale, AZ  85258
         Attention: Kimberly A. Anderson, Vice President and Secretary
         Phone:    (480) 477-2670
         Fax:     (480) 477-2744




(1) Strike language in brackets and initial if Section 4.1(c) or (d) Event of Default has occurred.

(2)        Strike inappropriate language in brackets and initial.

                            EXHIBIT 1 - ATTACHMENT 1
                            MANUAL TRADE INSTRUCTIONS

From:    MBIA Insurance Corporation


PORTFOLIO ACCOUNT         BUY OR SELL                SECURITY NAME              TICKET/CUSIP             QUANTITY
1.
2.
3.
4.
5.
6.
7.
8.

Note: CUSIP Number is only required for U.S.  Treasury Strip securities.

copy:    Pilgrim Equity Trust

         [-----------------]

         [-----------------]

Attn:    Counsel
Fax:  [(___) ___-____]

                                    EXHIBIT 2

                                   CURE NOTICE

[Date]

Pilgrim Equity Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258
Attention: Kimberly A. Anderson, Vice President and Secretary
Phone:    (480) 477-2670
Fax:     (480) 477-2744

                  Re:      Event of Default

Pursuant to Section 3 of the Custodian Service and Monitoring Agreement (the "Agreement") dated ___________ among Pilgrim Equity Trust ("Fund"), State Street Bank and Trust Company ("State Street") and MBIA Insurance Corporation ("MBIA"), please be advised that an Event of Default identified in our written notice to State Street dated __________________, as defined in Section 4.1(___) relating to a default under [Section 3.____ of] (3) the Financial Guaranty Agreement dated _____________ among the Fund and MBIA has been cured. Please revert to your normal method of accepting trade instructions from the Pilgrim Principal Protection Fund (or its investment adviser or its sub-adviser) for Pilgrim Principal Protection Fund (as defined in the Agreement).

MBIA Insurance Corporation


---------------------------------------
By:
Title:


copy: State Street Bank and Trust Company

(3) Strike language in brackets and initial if Section 4.1(c) or (d) Event of Default has occurred.

                                    EXHIBIT 3

                    AUTHORIZED PERSONS - PILGRIM EQUITY TRUST

The following Pilgrim Equity Trust personnel are authorized to instruct State Street as it relates to Pilgrim Principal Protection Fund:


--------------------------------------------------------------------------------
            Telephone:                             Facsimile:


--------------------------------------------------------------------------------
            Telephone:                             Facsimile:


--------------------------------------------------------------------------------
            Telephone:                             Facsimile:


--------------------------------------------------------------------------------
            Telephone:                             Facsimile:

                                    EXHIBIT 4

AUTHORIZED PERSONS AND SIGNATURE SAMPLES - MBIA INSURANCE CORPORATION

The following MBIA Insurance Corporation personnel are authorized to instruct State Street as it relates to Pilgrim Principal Protection Fund:


--------------------------------------------------------------------------------
            Telephone:                             Facsimile:


--------------------------------------------------------------------------------
            Telephone:                             Facsimile:


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            Telephone:                             Facsimile:


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            Telephone:                             Facsimile:

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
                                    EXHIBIT 5

                       TRADE EXECUTION; NOTIFICATION FILE

Pilgrim Principal Protection Fund must have a header (Record Type 1), the trade execution detail for purchases and sales (Record Type 2), hash totals (Record Type 3) one each for purchase and sales.

FLAT FILE FORMAT FOR TRADE PARSE

HEADER (RECORD TYPE 1)

FIELD                           POSITION                     LENGTH               COMMENTS
-----                           --------                     ------               --------
Record Type                     1                            1                    "1"
Filler                          2                            1                    space
Account                         3                            30                   Pilgrim Portfolio
Trade Date                      33                           8                    mm/dd/yy
Filler                          41                           1                    space
Settlement Date                 42                           8                    mm/dd/yy
Filler                          50                           1                    space
Broker Number                   51                           6                    Assigned by Pilgrim Operations


DETAIL (RECORD TYPE 2)
FIELD                           POSITION                     LENGTH               COMMENTS
-----                           --------                     ------               --------
Record Type                     1                            1                    "2"
Filler                          2                            1                    space
CUSIP                           3                            9
Filler                          12                           1                    space
Ticker                          13                           6
Filler                          19                           1                    space
Buy/Sell                        20                           1                    "B" or "S"
Filler                          21                           1                    space
Shares                          22                           7                    no commas, no decimals
Filler                          29                           1                    space
Price                           30                           11                   six decimals, no commas
Filler                          41                           1                    space
Commission                      42                           7                    four decimals
Filler                          49                           1                    space
Security Name                   50                           30

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

                               EXHIBIT 5 (CONT'D.)



TOTALS (RECORD TYPE 3)
FIELD                           POSITION                     LENGTH               COMMENTS
-----                           --------                     ------               --------
Record Type                     1                            1                    "3"
filler                          2                            1                    space
Buy/Sell                        3                            1                    "B" or "S"
filler                          4                            1                    space
# of trades                     5                            4                    no comma
filler                          9                            1                    space
# of shares                     13                           8                    no commas, no decimals
filler                          21                           1                    space
Gross cost/proceeds             22                           13                   no commas, two decimals
filler                          35                           1                    space
Commission                      36                           13                   no commas, three decimals
filler                          49                           1                    space
SEC Fee                         50                           9                    no commas, two decimals
filler                          59                           1                    space
Net cost/proceeds               60                           13                   no commas, two decimals

                                       24